SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  June 24, 2003


                         Advanced Medical Optics, Inc.
            (Exact Name of Registrant as Specified in its Charter)


          Delaware                     001-31257             33-0986820
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(State or Other Jurisdiction         (Commission            (IRS Employer
    of Incorporation)                File Number)        Identification No.)


1700 E. St. Andrew Place, Santa Ana, CA                         92705
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(Address of Principal Executive Offices)                      (Zip Code)

Registrant's telephone number, including area code (714) 247-8200


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         (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosures

         On June 24, 2003, Advanced Medical Optics, Inc. consummated its previously announced private offering of $140.0 million aggregate principal amount of its 3-1/2% convertible senior subordinated notes due 2023, including $15.0 million issued pursuant to the initial purchasers' option. Certain agreements entered into in connection with the offering are attached as Exhibits 99.1 and 99.2 hereto and by this reference incorporated herein.

         The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. As previously announced, AMO intends to use the net proceeds of the offering in accordance with AMO's senior credit facility, to repay indebtedness, which may include repurchases of AMO's 9 1/4% senior subordinated notes due 2010, and for general corporate purposes. AMO expects to deposit 70% of the net proceeds into a cash collateral account to be used to repay indebtedness as required under its senior credit facility.

         The notes are AMO's general unsecured obligations and rank contractually equal with AMO's other unsecured and senior subordinated obligations, including its outstanding 9-1/4% senior subordinated notes due 2010. The notes are guaranteed on a senior subordinated basis by AMO Holdings, LLC, a wholly owned subsidiary of AMO, until such time as AMO no longer has any other outstanding senior subordinated indebtedness guaranteed by any of its subsidiaries. AMO will pay interest on the notes on April 15 and October 15 of each year, beginning October 15, 2003. In addition, AMO will pay contingent interest during any six-month period commencing with the six-month period beginning April 15, 2008 if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the notes.

         Each $1,000 principal amount of the notes will be convertible at each holder's option into 48.6914 shares of AMO's common stock (which represents a conversion price of approximately $20.538 per share), subject to adjustment as provided in the Indenture attached hereto, only in the following circumstances: (i) during any fiscal quarter commencing after September 30, 2003 if the closing sale price of AMO's common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; (ii) subject to certain exceptions, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 95% of the product of the closing sale price of AMO's common stock and the conversion rate; (iii) after the earlier of (A) the date the notes are rated by both Standard & Poor's Rating Services and Moody's Investor Services and
(B) the 20th business day following the initial issuance of the notes, during any period in which the credit rating assigned to the notes by either agency falls below a specified level, or if either of these rating agencies does not rate or no longer rates the notes, or if either of these rating agencies suspends or withdraws the rating assigned to the notes; (iv) AMO has called the notes for redemption; or (v) certain corporate events have occurred. Upon conversion, AMO has the right to deliver, in lieu of shares of AMO's common stock, cash or a combination of cash and shares of common stock.

         AMO may redeem some or all of the notes for cash on or after April 18, 2008 in accordance with the Indenture. Each holder may require AMO to repurchase all or a portion of its notes on April 15, 2008, April 15, 2013, April 15, 2018, or, subject to certain exceptions, upon specified events. If any holder requires AMO to repurchase its notes in any of these events, AMO may choose to pay the repurchase price in cash or shares of its common stock or a combination of cash and shares of its common stock.

         AMO has agreed to use its reasonable best efforts to file a shelf registration statement with respect to the resale of the notes and the shares of its common stock issuable upon conversion of the notes and to have the shelf registration statement declared effective within 180 days after the original issuance of the notes.


Item 7.  Financial Statements and Exhibits

     (c) Exhibits

         Number                         Exhibit
         ------                         -------

          99.1 Indenture, dated as of June 24, 2003, among Advanced Medical Optics, Inc., AMO Holdings, LLC and U.S. Bank National Association, as Trustee

          99.2 Registration Rights Agreement, dated as of June 24, 2003, among Advanced Medical Optics, Inc., AMO Holdings, LLC and Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, on behalf of the Initial Purchasers named therein


                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Advanced Medical Optics, Inc.


Dated: June 24, 2003                    By: /s/ Aimee S. Weisner
                                            ---------------------------------
                                            Aimee S. Weisner, Corporate Vice
                                            President, General Counsel and
                                            Secretary



                               INDEX TO EXHIBITS

    Number                 Exhibit
    ------                 -------

     99.1 Indenture, dated as of June 24, 2003, among Advanced Medical Optics, Inc., AMO Holdings, LLC and U.S. Bank National Association, as Trustee

     99.2 Registration Rights Agreement, dated as of June 24, 2003, among Advanced Medical Optics, Inc., AMO Holdings, LLC and Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, on behalf of the Initial Purchasers named therein